BBX Capital’s Board of Directors

Approves Increase in Share Repurchase Program

FORT LAUDERDALE, Florida – September 22, 2021 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) announced today that its Board of Directors has approved an increase in the Company’s existing share repurchase program from $10 million of shares of the Company’s Class A and Class B Common Stock to $20 million of shares of the Company’s Class A and Class B Common Stock.

As of the date of this release, the Company had repurchased approximately $8.3 million of shares of its Class A and Class B Common Stock under the share repurchase program. Accordingly, as a result of the increase in the program, approximately $11.7 million remains available for the repurchase of shares by the Company under the program.

The timing, price, and number of shares which may be repurchased under the program in the future will be based on market conditions, applicable securities laws, and other factors. Share repurchases may be made from time to time through solicited or unsolicited transactions in the open market or in privately negotiated transactions. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended, modified, or terminated at any time without prior notice.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, which includes IT’SUGAR, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Investor Relations Officer, Managing Director

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

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This press release contains forward-looking statements. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve substantial risks and uncertainties, including, but not limited to, the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, results, and financial condition of BBX Capital and its subsidiaries detailed in reports filed by BBX Capital with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which may be viewed on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com. BBX Capital cautions that the foregoing factors are not exclusive. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.